HomeStreet, Inc. Announces Authorization of an Additional $10 Million of Share Repurchase Program
SEATTLE -March 5, 2020 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST) (the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced that the Board of Directors has authorized the repurchase of up to an additional $10 million under the Company’s previously authorized $25 million share repurchase program for up to $35 million in aggregate amount of shares of the Company’s common stock, no par value, from shareholders, which represents approximately 5.5% of the Company’s currently outstanding common stock based on the closing price of the stock as of March 4, 2020. Repurchases of shares may be made in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The additional $10 million authorized by the Board for this repurchase program is subject to regulatory approval, and repurchases above the original $25 million authorization, for which the Company has already received notice of non-objection, will not be commenced unless and until such non-objection is received with respect to the additional amount.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com